EXHIBIT 99.1

For Immediate Release

CHARMING SHOPPES ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION FOR $25 MILLION OF 1.125% SENIOR CONVERTIBLE NOTES

Bensalem, Pa., May 11, 2007 - Charming Shoppes, Inc. (Nasdaq: CHRS), today announced that the initial purchasers of the Company’s $250 million aggregate principal amount of 1.125% senior convertible notes due 2014 (the “Notes”) have exercised in full their over-allotment option to purchase an additional $25 million aggregate principal amount of Notes in connection with the previously announced private placement which closed on April 30, 2007. Including the over-allotment notes being purchased, the offering totals $275 million aggregate principal amount of the Notes. The net proceeds from the offering, including the exercise of the over-allotment, were approximately $267.2 million, after deducting discounts, commissions and estimated expenses.

As previously announced, the Company intends to use a portion of the additional net proceeds to enter into additional convertible note hedge transactions, to repurchase additional shares of its common stock in the open market or in negotiated transactions, or for general corporate purposes.

The Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.